UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2010
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	0-21244	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
In July 2010, as previously disclosed, PAREXEL International Corporation (“PAREXEL” or the “Company”) implemented a new project accounting and billing system. This implementation resulted in client billing delays during the quarter ended September 30, 2010. While these billing issues were largely resolved as of September 30, 2010, the Company entered into short-term borrowing arrangements to meet its working capital needs.
On September 23, 2010, the Company entered into short-term credit facilities with each of JPMorgan Chase Bank, N.A. (“JPMorgan”) and Bank of America, N.A. (“BOA”), each in the amount of $25 million (collectively, the “Facilities”). On September 29, 2010, PAREXEL entered into a short-term credit facility with KeyBank National Association (the “KeyBank Facility”). As of September 30, 2010, the Company drew down an aggregate of $75,000,000 from the Facilities and the KeyBank Facility, all of which were scheduled to expire on December 31, 2010.
During the December 2010 quarter, billing and collection activity increased substantially compared with the September 2010 quarter; however, the Company is still recovering from the impact that delayed billing had with regard to receiving payments from clients. Consequently, the Company has extended its short-term borrowings to maintain liquidity for working capital needs.
As further described in Item 2.03, which is incorporated herein in its entirety, on December 31, 2010, PAREXEL amended the Facilities to extend their respective expiration dates to June 30, 2011 and replaced its KeyBank Facility with a short-term credit facility from HSBC Bank USA, National Association (“HSBC”). The loan facility available from HSBC (the “HSBC Facility”) consists of a term loan facility for up to $25,000,000 and terminates, with all outstanding loans under it maturing, on June 30, 2011. On December 31, 2010, the HBSC Facility was fully drawn and the proceeds were used to repay the borrowing under the KeyBank Facility that matured on December 31, 2010.
Item 2.02. Results of Operations and Financial Condition.
PAREXEL’s financial statement close for the quarter ended December 31, 2010 is currently underway; however, the Company expects that billed accounts receivable and deferred revenue as of December 31, 2010 increased from balances as of September 30, 2010. In addition, the Company expects that both the unbilled accounts receivable balance and days sales outstanding related to accounts receivable, net of deferred revenue, decreased as of December 31, 2010 in comparison to September 30, 2010. As of December 31, 2010 cash was approximately $90 million and outstanding debt under the Company’s lines of credit totaled approximately $280 million. PAREXEL plans to issue its earnings release for the quarter ended December 31, 2010 on January 31, 2011 and will provide more detailed financial information at that time.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
On September 23, 2010, PAREXEL entered into the Facilities, which were scheduled to expire on December 31, 2010. On December 31, 2010, PAREXEL amended each of the Facilities to extend their respective expiration date to June 30, 2011.
On December 31, 2010, PAREXEL entered into a short-term credit facility with HSBC. The HSBC Facility consists of a term loan facility for up to $25,000,000 and terminates, with all outstanding loans under it maturing, on June 30, 2011 (the “Maturity Date”). Borrowings made under the HSBC Facility bear interest, at PAREXEL’s determination, at a base rate plus a margin (not to exceed a per annum rate of .750%) based on a ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Leverage Ratio”), or at a LIBOR rate plus a margin (not to exceed a per annum rate of 1.750%) based on the Leverage Ratio. Loans outstanding under the HSBC Facility may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions of the loan agreement.
The obligations of PAREXEL under the HSBC Facility may be accelerated upon the occurrence of an event of default under the HSBC Facility, which includes customary events of default, including payment defaults, the inaccuracy of representations or warranties and cross defaults to material indebtedness.
On December 31, 2010, the Company drew down $25,000,000 (the “HSBC Borrowing”) under the HSBC Facility. The proceeds from the HSBC Borrowing were used to pay off the amounts outstanding under the short-term credit facility entered into between PAREXEL and KeyBank National Association on September 29, 2010, which expired on December 31, 2010. A discussion for the need of the HSBC Borrowing and the extension of the Facilities are included in Item 1.01, which is incorporated herein in its entirety.
PAREXEL has banking relationships with JPMorgan, BOA and HSBC. PAREXEL, certain subsidiaries of PAREXEL, JPMorgan, JPMorgan Europe Limited, and the lenders party thereto entered into an agreement for a credit facility on June 13, 2008 in the principal amount of up to $315 million (the “2008 Facility”), which agreement was amended and restated as of August 14, 2008 and further amended by the first amendment thereto dated as of December 19, 2008, as described in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2010. Both BOA and HSBC are lenders under the 2008 Facility.
The foregoing description of the amendments to the Facilities and the HSBC Facility does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Promissory Note, dated December 31, 2010, by and between PAREXEL to JPMorgan.

10.2	Amendment to Loan Agreement, dated as of December 31, 2010, by and between PAREXEL and BOA.

10.3	Loan Agreement, dated as of December 31, 2010, by and between PAREXEL and HSBC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2011	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and CFO